Exhibit 23.4

Consent of Independent Auditor

We consent to the use of our report dated January 20, 2012, with respect to the consolidated financial statements of Silverback Media Plc., (the “Company” or “Silverback”) which comprise the consolidated statement of financial position as of December 31, 2009, the consolidated statements of income, comprehensive income, changes in equity and cash flows for the year then ended, included within Form 8-K/A of Motricity, Inc filed on February 3, 2012 and incorporated by reference in the Registration Statement on Form S-8 of Motricity, Inc. dated June 1, 2012.

Certified Public Accountants and Advisors, A Professional Corporation

New York, New York
June 1, 2012